The liens and security interests securing the indebtedness and other obligations incurred or arising under or evidenced by this agreement and the rights and obligations evidenced hereby with respect to such liens and security interests are subject to the provisions of that certain Intercreditor Agreement (as the same may be amended or otherwise modified from time to time pursuant to the terms thereof, referred to in this paragraph as the “Intercreditor Agreement”), dated as of March 9, 2015 between BANK OF AMERICA, N.A., a national banking association, as the ABL lender (including its successors and assigns from time to time), GFIE, LLC, a Florida limited liability company, as the term loan lender (including its successors and assigns from time to time), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control, and each party to hereto hereby acknowledges that it is bound by the provisions of the Intercreditor Agreement.

PATENT COLLATERAL ASSIGNMENT
AND SECURITY AGREEMENT

This PATENT COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT (this “Agreement”) dated as of March 9, 2015, is made by and among PartyLite Worldwide, LLC, a Delaware limited liability company (“PartyLite WW”) and Candle Corporation of America, a New York corporation (“Candle Corp” and together with PartyLite WW, collectively, the “Assignors” and each an “Assignor”) and BANK OF AMERICA, N.A., a national banking association (the “Lender”).

W I T N E S S E T H

WHEREAS, the Lender has extended a revolving credit facility for the Borrowers in the initial amount of FIFTEEN MILLION and No/100 DOLLAR ($15,000,000.00), pursuant to which from time to time revolving credit loans may be made and letters of credit may be issued (together, the “Loan”), evidenced by a Loan and Security Agreement of even date herewith by and among the Borrowers and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”); and the Loan Agreement further provides that, upon satisfaction of various conditions and other contemplated actions, such commitment amount may be increased by an amount of up to FIVE MILLION and No/100 DOLLARS ($5,000,000.00), for a maximum revolving credit loan amount of TWENTY MILLION and No/100 DOLLARS ($20,000,000.00); and

WHEREAS, pursuant to the Loan Agreement, the Borrowers have granted to the Lender a second priority security interest in the Collateral (as defined in the Loan Agreement) which is now or hereafter owned by the Borrowers, including without limitation the patents and patent applications owned by the Assignors and listed on Schedule A attached hereto, all to secure the payment and performance of the Assignors’ Obligations (as defined below); and

WHEREAS, PartyLite WW was previously known as PartyLite Worldwide, Inc., a Delaware corporation, prior to such corporation’s conversion into a limited liability company; and

WHEREAS, any Patents (as defined below) listed on Schedule A attached hereto that are registered to PartyLite Worldwide, Inc. are owned by PartyLite WW and such registrations on file with the USPTO will be updated to reflect such ownership as further provided in the Loan Agreement; and

WHEREAS, this Agreement is supplemental to the provisions contained in the Loan Agreement; and

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    DEFINITIONS.

All capitalized terms used herein without definitions shall have the respective meanings provided for in the Loan Agreement. The following terms shall have the meanings set forth in this Section 1 or elsewhere in this Agreement as referred to below:

Assignment of Patents. Shall have the meaning set forth in Section 2.1.

Collateral. Shall have the same meaning as ascribed to that term in the Loan Agreement.

Event of Default. Shall have the same meaning as ascribed to that term in the Loan Agreement.

Obligations. Shall have the same meaning as ascribed to that term in the Loan Agreement.

Patent Collateral. All of the Assignors’ right, title and interest in and to all of the Patents, the Patent Registrations, the Patent License Rights, Related Assets and all other Patent Rights, and all additions, improvements, and accessions to, all substitutions for and replacements of, all products and Proceeds (including insurance proceeds) of any and all of the foregoing, and all books, records, technical information and data describing or used in connection with any and all such rights, interests, assets or property. Notwithstanding the foregoing, the Patent Collateral does not and shall not include (i) any Patent that would be rendered invalid, abandoned, void or unenforceable by reason of tis being included as part of the Patent Collateral or (ii) any non-U.S. assets or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required); provided, however, the exclusion in clause (i) above shall in no way be construed to apply if any such prohibition would be rendered ineffective under the UCC (including Sections 9-406, 9-407 and 9-408 thereof) or other Applicable Law (including the United States bankruptcy code) or principles of equity.

Patent License Rights. Any and all present or future rights and interests of any Assignor pursuant to any and all past, present and future licensing agreements in favor of any Assignor (to the extent such licensing agreements allows a security interest to be granted by the Assignor), or to which any Assignor is a party, pertaining to any Patents, or Patent Rights, owned or used by third parties in the past, present or future, including the right (but not the obligation) in the name of any Assignor or the Lender to enforce, and sue and recover for, any past, present or future breach or violation of any such agreement.

Patent Registrations. All present or future federal, state, local and foreign registrations of the Patents, all past, present and future applications for any such registrations (and any such registrations thereof upon approval of such applications), together with the right (but not the obligation) to apply for such registrations (and prosecute such applications) in the name of any Assignor or the Lender, and to take any and all actions necessary or appropriate to maintain such registrations in effect and renew and extend such registrations (and all divisions, continuations, continuations in part, reissues, substitutes and extensions thereof).

Patent Rights. Any and all present or future rights in, to and associated with the Patents throughout the world, whether arising under federal law, state law, common law, foreign law or otherwise, including the following: all such rights arising out of or associated with the Patent Registrations; the right (but not the obligation) to register claims under any state, federal or foreign patent law or regulation; the right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of any Assignor or the Lender for any and all past, present and future infringements or any other damages or injury to the Patents, and the rights to damages or profits due or accrued arising out of or in connection with any such past, present or future infringement, dilution, damage or injury; and the Patent License Rights.

Patents. All patents and patent applications, whether United States or foreign, that are owned by any Assignor or in which any Assignor has any right, title or interest, now or in the future, including but not limited to:

(a)    the patents and patent applications listed on Schedule A hereto (as the same may be amended pursuant hereto from time to time);

(b)    all letters patent of the United States or any other country, and all applications for letters patent of the United States or any other country;

(c)    all re-issues, continuations, divisions, continuations-in-part, renewals or extensions thereof;

(d)    the inventions disclosed or claimed therein, including the right to make, use, practice and/or sell (or license or otherwise transfer or dispose of) the inventions disclosed or claimed therein; and

(e)    the right (but not the obligation) to make and prosecute applications for such Patents.

Proceeds. Any consideration received from the sale, exchange, license, lease or other disposition or transfer of any right, interest, asset or property which constitutes all or any part of the Patent Collateral, any value received as a consequence of the ownership, possession, use or practice of any Patent Collateral, and any payment received from any insurer or other person or entity as a result of the destruction or the loss, theft or other involuntary conversion of whatever nature of any right, interest, asset or property which constitutes all or any part of the Patent Collateral.

Related Assets. All assets, rights and interests of the Assignors that uniquely reflect or embody the Patent Collateral, including the following:

(a)    all inventions, trade secrets, confidential information, formulae, methods or processes, compounds, recipes, know-how, methods and operating systems, drawings, descriptions, formulations, manufacturing and production and delivery procedures, quality control procedures, product and service specifications, catalogs, price lists, research and advertising materials, relating to the manufacture, production, delivery, provision and sale of goods or services under or in association with any of the Patent Collateral; and

(b)    the following documents and things in the possession or under the control of any Assignor, or subject to any Assignor’s demand for possession or control, related to the production, delivery, provision and sale by any Assignor, or any affiliate, franchisee, licensee or contractor, of products or services sold by or under the authority of any Assignor in connection with the Patent Collateral, whether prior to, on or subsequent to the date hereof:

(i)    all lists, contracts, ancillary documents and other information that identify, describe or provide information with respect to any customers, dealers or distributors of any Assignor, its affiliates or franchisees or licensees or contractors, for products or services sold under or in connection with the Patent Collateral, including all lists and documents containing information regarding each customer’s, dealer’s or distributor’s name and address, credit, payment, discount, delivery and other sale terms, and history, pattern and total of purchases by brand, product, style, size and quantity;

(ii)    all agreements, product and service specification documents and operating, production and quality control manuals relating to or used in the design, manufacture, production, delivery, provision and sale of products or services under or in connection with the Patent Collateral; and

(iii)    all documents and agreements relating to the identity and locations of all sources of supply, all terms of purchase and delivery, for all materials, components, raw materials and other supplies and services used in the manufacture, production, provision, delivery and sale of products or services under or in connection with the Patent Collateral.

USPTO. The United States Patent and Trademark Office.

2.    GRANT OF COLLATERAL ASSIGNMENT AND SECURITY INTEREST.

2.1.    Security Interest; Assignment of Patents.  As collateral security for the payment and performance in full of all of the Obligations, each Assignor hereby unconditionally grants to the Lender, a continuing security interest in and second priority lien on the Patent Collateral, and pledges the Patent Collateral to the Lender. In addition, the Assignors have executed in blank and delivered to the Lender an assignment of federally registered patents in substantially the form of Exhibit 1 hereto (the “Assignment of Patents”). Each Assignor hereby authorizes the Lender to complete as assignee and record with the USPTO the Assignment of Patents existing at the time of such completion upon the occurrence and during the continuance of an Event of Default and the exercise of the Lender’s remedies under this Agreement and the Loan Agreement.

2.2.    Supplemental Security Agreement.  Pursuant to the Loan Agreement, the Assignors have granted to the Lender, a continuing security interest in, and second priority lien on, the Collateral (including the Patent Collateral). The Loan Agreement, and all rights and interests of the Lender in and to the Collateral (including the Patent Collateral) thereunder, are hereby ratified and confirmed in all respects. In no event shall this Agreement, the grant, assignment, transfer and conveyance of the Patent Collateral hereunder, or the recordation of this Agreement (or any document hereunder) with the USPTO, adversely affect or impair, in any way or to any extent, the Loan Agreement, the security interest of the Lender in the Collateral (including the Patent Collateral) pursuant to the Loan Agreement and this Agreement, the attachment and perfection of such security interest under the Uniform Commercial Code as enacted in any applicable jurisdiction (including the security interest in the Patent Collateral), or any present or future rights and interests of the Lender in and to the Collateral under or in connection with the Loan Agreement, this Agreement or the Uniform Commercial Code as enacted in any applicable jurisdiction. Any and all rights and interests of the Lender in and to the Patent Collateral (and any and all obligations of the Assignors with respect to the Patent Collateral) provided herein, or arising hereunder or in connection herewith, shall only supplement and be cumulative and in addition to the rights and interests of the Lender (and the Obligations of the Assignors) in, to or with respect to the Collateral (including the Patent Collateral) provided in, or arising under, or in connection with, the Loan Agreement and shall not be in derogation thereof. THE LENDER DOES NOT ASSUME ANY LIABILITY ARISING IN ANY WAY BY REASON OF HOLDING SUCH COLLATERAL.

3.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

Each Assignor represents, warrants and covenants that, as of the date such representations and warranties are made and as of the date of any update to the Schedules required under Section 6 hereof: (i) Schedule A sets forth a true and complete list of all United States Patents and Patent Registrations now owned, licensed to, controlled or used by such Assignor; (ii) the Patents and Patent Registrations are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, and there is no litigation or proceeding pending concerning the validity or enforceability of the Patents or Patent Registrations; (iii) each of the Patents and Patent Registrations is valid and enforceable; (iv) to the knowledge of such Assignor, there is no infringement by others of the Patents, Patent Registrations or Patent Rights; (v) such Assignor has not received and is not aware of any claim that the use of any of the Patents does or may violate the rights of any third person, and there is no infringement by such Assignor of the patent rights of others; (vi) such Assignor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the Patents (other than ownership and other rights reserved by third party owners with respect to Patents that such Assignor is licensed to use, which, as of the date hereof are as set forth on Schedule A and excluding rights granted to others under existing outbound licenses of the Patents and Patent Registrations which, as of the date hereof are as set forth on Schedule B), free and clear of any liens, other than the security interest and assignment created by the Loan Agreement and this Agreement and any Permitted Liens; (vii) such Assignor has the unqualified right to enter into this Agreement and to perform its terms and has entered and will enter into written agreements with each of its present and future employees, agents, consultants, licensors and licensees that will enable it to comply with the covenants herein contained; (viii) such Assignor has used, and will continue to use, proper statutory and other appropriate proprietary notices in connection with its use of the Patents; (ix) this Agreement, together with the Loan Agreement, will create in favor of the Lender, a valid and perfected second priority security interest in the Patent Collateral upon making the filings referred to in clause (xi) of this Section 3; (x) such Assignor has complied with and will continue for the duration of the this Agreement to comply with the applicable requirements of 35 U.S.C. §101, et seq. and all other applicable statutes, rules and regulations in connection with its use of the Patents, and (xi) except for (a) with respect to that portion of the Patent Collateral which relates to any Patent Registrations and all applications, registrations and recordings as may from time to time be filed in the USPTO (I) the filing of a financing statement with the Secretary of State for each state within which the Assignor has an office or ongoing operations under the Uniform Commercial Code and (II) and (b) with respect to that portion of the Patent Collateral which relates to any Patent Registrations and all applications, registrations and recordings as may from time to time be filed in any country other than the United States, compliance with any such foreign laws, rules or regulations which govern the granting of a security interest in, and assignment of, such foreign Patent Collateral, the filing of financing statements with the Secretary of State for those states within which the Assignor has an office or operations under the Uniform Commercial Code and the recording of this Agreement with the USPTO, no authorization, approval or other action by, and no notice to or filing with, any governmental or regulatory authority, agency or office is required either (A) for the grant by such Assignor or the effectiveness of the security interest and assignment granted hereby or for the execution, delivery and performance of this Agreement by such Assignor, or (B) for the perfection of the Lender’s security interest hereunder; provided, however, that with respect to any such non-U.S. Patent Collateral, the security interest and assignment created hereunder shall be perfected only to the extent perfection of a security interest may be achieved in such non-U.S. Patent Collateral by filing financing statements under the UCC and filings to record the security interests granted pursuant to this agreement with the USPTO.

4.    INSPECTION RIGHTS.

Each Assignor hereby grants to the Lender and its respective employees and agents the right to visit any Assignor’s plants and facilities that manufacture, inspect or store products sold under any of the Patents, and to inspect the products and quality control records relating thereto, at reasonable times during regular business hours, on reasonable notice.

5.    NO TRANSFER OR INCONSISTENT AGREEMENTS.

Without the Lender’s prior written consent and except for (i) existing licenses, sublicenses, assignments, collaboration agreements, cross licenses and similar arrangements for the use of the Patent Collateral to those parties listed on Schedule B, and (ii) licenses of Patent Collateral granted after the date hereof in the ordinary course of each Assignor’s business consistent with its past practices, Assignors will not (A) mortgage, pledge, assign, encumber, grant a security interest in, transfer, license or alienate any of the Patent Collateral (except, in each case, as provided by this Agreement or the Loan Documents), or (B) enter into any agreement (for example, a license agreement) that is inconsistent with any Assignor’s obligations under this Agreement or the Loan Agreement. Notwithstanding anything contained herein to the contrary, so long as no Event of Default shall have occurred and be continuing, nothing in this provision is intended to or shall prohibit or prevent the Assignor, in the ordinary course of its business, and consistent with its past practices and the terms of the Loan Agreement, from being permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of, abandon or otherwise allow to lapse any Patent, Patent Registration, Patent Rights or Related Assets. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Lender shall from time to time, upon the request of the Assignor, execute and deliver any instruments, certificates or other documents, in the form so requested, that the Assignor shall have certified are appropriate in its judgment to allow it to take any action permitted above.

6.    AFTER-ACQUIRED PATENTS, ETC.

6.1    After-acquired Patents.  If, before the Obligations shall have been finally paid and satisfied in full, any Assignor shall obtain any right, title or interest in or to any other or new Patents, Patent License Rights, Patent Registrations or Patent Rights, the provisions of this Agreement shall automatically apply thereto and such Assignor shall promptly give the Lender notice thereof in writing. Assignors shall provide to the Lender quarterly updates of Schedule A and Schedule B reflecting new Patents, Patent Applications and Outbound Licenses and execute and deliver to the Lender such documents or instruments as the Lender may reasonably request further to implement, preserve or evidence the Lender’s interests therein.

6.2    Amendment to Schedule.  Each Assignor authorizes the Lender to modify this Agreement and the Assignment of Patents, without the necessity of any Assignor’s further approval or signature, by amending Schedule A hereto and the Annex to the Assignment of Patents to include any future or other Patents, Patent License Rights, Patent Registrations or Patent Rights owned by the Assignors under Section 2 or Section 6 and/or to delete Patents, Patent License Rights, Patent Registrations or Patent Rights terminated by any Assignor in the ordinary course of business. Assignors shall notify the Lender quarterly of such terminations, if any.

7.    PATENT PROSECUTION.

7.1    Assignors Responsible.   Assignors shall assume full and complete responsibility for the prosecution, defense, enforcement or any other actions necessary or desirable in connection with the Patent Collateral, and shall hold the Lender harmless from any and all costs, damages, liabilities and expenses that may be incurred by the Lender in connection with the Lender’s interest in the Patent Collateral or any other action or failure to act in connection with this Agreement or the transactions contemplated hereby. In respect of such responsibility, Assignors shall retain patent counsel acceptable to the Lender.

7.2    Assignors’ Duties, etc.   Assignors shall have the right and the duty through patent counsel acceptable to the Lender to prosecute diligently any patent registration applications of the Patents pending as of the date of this Agreement or thereafter, to preserve and maintain all rights in the Patents and Patent

Registrations, including the filing of appropriate renewal applications and other instruments to maintain in effect the Patent Registrations and the payment when due of all registration renewal fees and other fees, taxes and other expenses that shall be incurred or that shall accrue with respect to any of the Patents or Patent Registrations, in each case, to the extent the Assignor continues to use or intends to use, in a material manner, such Patent or Patent Registration in its reasonable business judgment. Any expenses incurred in connection with such applications and actions shall be borne by the Assignor. Notwithstanding the foregoing, nothing herein shall impose on the Assignor any obligation to respond to any non-final office actions that are issued by the USPTO or any other governmental authority refusing any application to register any of the Patents or to appeal from any adverse ruling concerning the validity, enforceability or registrability of any Patent. Further, nothing herein is intended to or shall require the Assignor to file any documents to maintain any Patent Registrations if the Assignor has no basis in law or fact to file such documents.

7.3    Assignors’ Enforcement Rights.  Each Assignor shall have the right and the duty to bring suit or other action in such Assignor’s own name to maintain and enforce the Patents, the Patent Registrations and the Patent Rights. Such Assignor may require the Lender to join in such suit or action as necessary to assure such Assignor’s ability to bring and maintain any such suit or action in any proper forum if (but only if) the Lender is completely satisfied that such joinder will not subject it to any risk of liability or if required by law or any order of any Court or tribunal. To the extent Lender does not join in any proceeding, Lender shall cooperate to the extent reasonably required by the Assignor for purposes of the Assignor’s enforcement rights as they relate to the Patent Collateral. Such Assignor shall promptly, upon demand, reimburse and indemnify the Lender for all damages, costs and expenses, including reasonable legal fees, incurred by Lender pursuant to this Section 7.3.

7.4    Protection of Patents, etc.  In general, Assignors shall take any and all such actions (including institution and maintenance of suits, proceedings or actions) that in its discretion they determine to be necessary or appropriate to properly maintain, protect, preserve, care for and enforce the Patent. Assignors shall not take or fail to take any action, nor permit any action to be taken or not taken by others under their control, that would adversely affect the validity, grant or enforcement of the Patent Collateral other than in the ordinary course of business.

7.5    Notification by Assignors.  Promptly upon obtaining knowledge thereof, the Assignors will notify the Lender in writing of the institution of, or any final adverse determination in, any proceeding in the USPTO or any similar office or agency of the United States or any foreign country, or any court, regarding the validity of any of the Patents or Patent Registrations or any Assignor’s rights, title or interests in and to the Patent Collateral, and of any event that does or reasonably could materially adversely affect the value of any of the Patent Collateral, the ability of any Assignor or the Lender to dispose of any of the Patent Collateral or the rights and remedies of the Lender in relation thereto (including but not limited to the levy of any legal process against any of the Patent Collateral).

8.    REMEDIES.

Upon the occurrence and during the continuance of an Event of Default, the Lender shall have, in addition to all other rights and remedies given it by this Agreement, the Loan Agreement (including, without limitation, those set forth in Section 11.2 thererof), and any other related financing documents, those allowed by law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any applicable jurisdiction, and, without limiting the generality of the foregoing, the Lender may immediately, without demand of performance and without other notice or demand (except as set forth below) whatsoever to any Assignor, all of which are hereby expressly waived, sell or, to the extent permitted by Applicable Law, license at public or private sale or otherwise realize upon the whole or from time to time any part of the Patent Collateral, or any interest that any Assignor may have therein, and after deducting from the proceeds of sale or other disposition of the Patent Collateral all expenses incurred by the Lender in attempting to enforce this Agreement (including all expenses for broker’s fees and legal services), shall apply the residue of such proceeds toward the payment of the Obligations as set forth in or by reference in the Loan Agreement. Notice of any sale, license or other disposition of the Patent Collateral shall be given to the Assignors at least ten (10) Business Days before the time that any intended public sale or other public disposition of the Patent Collateral is to be made or after which any private sale or other private disposition of the Patents may be made, which the Assignors hereby agree shall be reasonable notice of such public or private sale or other disposition. At any such sale or other disposition, the Lender may, to the extent permitted under applicable law, purchase or license the whole or any part of the Patent Collateral or interests therein sold, licensed or otherwise disposed.

9.    COLLATERAL PROTECTION.

If any Assignor shall fail to do any act that it has covenanted to do hereunder, or if any representation or warranty of any Assignor shall be breached, the Lender, in its own name or that of any Assignor (in the sole discretion of the Lender), may (but shall not be obligated to) do such act or remedy such breach (or cause such act to be done or such breach to be remedied), and the Assignors agree promptly to reimburse the Lender for any cost or expense incurred by the Lender in so doing.

10.    POWER OF ATTORNEY.

If any Event of Default shall have occurred and be continuing, each Assignor does hereby make, constitute and appoint the Lender (and any officer or agent of the Lender as it may select in its exclusive discretion) as such Assignor’s true and lawful attorney-in-fact, with full power of substitution and with the power to endorse such Assignor’s name on all applications, documents, papers and instruments necessary for the Lender to use the Patent Collateral, or to grant or issue any exclusive or non-exclusive license of any of the Patent Collateral to any third person, or to take any and all actions necessary for the Lender to assign, pledge, convey or otherwise transfer title in or dispose of any of the Patent Collateral or any interest of such Assignor therein to any third person, and, in general, to execute and deliver any instruments or documents and do all other acts that such Assignor is obligated to execute and do hereunder. Each Assignor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof and releases the Lender from any claims, liabilities, causes of action or demands arising out of or in connection with any action taken or omitted to be taken by the Lender under this power of attorney (except for the Lender’s gross negligence or willful misconduct). This power of attorney is coupled with an interest and shall be irrevocable for the duration of this Agreement.

11.    FURTHER ASSURANCES.

The Assignors shall, at any time and from time to time, and at thier expense, make, execute, acknowledge and deliver, and file and record as necessary or appropriate with governmental or regulatory authorities, agencies or offices, such agreements, assignments, documents and instruments, and do such other and further acts and things (including, without limitation, obtaining consents of third parties), as the Lender may request or as may be necessary or appropriate in order to implement and effect fully the intentions, purposes and provisions of this Agreement, or to assure and confirm to the Lender the grant, perfection and priority of the Lender’s security interest in the Patent Collateral.

12.    TERMINATION.

At such time as all of the Obligations have been finally paid and satisfied in full, this Agreement shall automatically terminate and the Lender shall, upon the written request and at the expense of the Assignors, execute and deliver to the Assignors all deeds, assignments and other instruments as may be necessary or proper to reassign and reconvey to and re-vest in the Assignors the entire right, title and interest to the Patent Collateral previously granted, assigned, transferred and conveyed to the Lender by the Assignors pursuant to this Agreement, as fully as if this Agreement had not been made, subject to any disposition of all or any part thereof that may have been made by the Lender pursuant to the Loan Agreement, this Agreement or otherwise.

13.    COURSE OF DEALING.

No course of dealing between the Assignors and the Lender, nor any failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder or under the Loan Agreement or any other agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.    EXPENSES.

Any and all fees, costs and expenses, of whatever kind or nature, including the reasonable attorneys’ fees and expenses incurred by the Lender in connection with the preparation of this Agreement and all other documents relating hereto, the consummation of the transactions contemplated hereby or the enforcement hereof, the filing or recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, counsel fees, maintenance or renewal fees, encumbrances, or otherwise protecting, maintaining or preserving any of the Patent Collateral, or in defending or prosecuting any actions or proceedings arising out of or related to any of the Patent Collateral, shall be borne and paid by the Assignors.

15.    NO ASSUMPTION OF LIABILITY; INDEMNIFICATION.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LENDER DOES NOT ASSUME LIABILITIES OF THE ASSIGNORS WITH RESPECT TO ANY CLAIM OR CLAIMS REGARDING THE ASSIGNORS’ OWNERSHIP OR PURPORTED OWNERSHIP OF, OR RIGHTS OR PURPORTED RIGHTS ARISING FROM, ANY OF THE PATENT COLLATERAL OR ANY USE, LICENSE OR SUBLICENSE THEREOF, WHETHER ARISING OUT OF ANY PAST, CURRENT OR FUTURE EVENT, CIRCUMSTANCE, ACT OR OMISSION OR OTHERWISE. ALL OF SUCH LIABILITIES SHALL BE EXCLUSIVELY THE RESPONSIBILITY OF THE ASSIGNORS, AND THE ASSIGNORS SHALL INDEMNIFY THE LENDER FOR ANY AND ALL COSTS, EXPENSES, DAMAGES AND CLAIMS, INCLUDING LEGAL FEES, INCURRED BY THE LENDER WITH RESPECT TO SUCH LIABILITIES. THE ASSIGNORS SHALL NOT BE LIABLE FOR AND SHALL HAVE NO INDEMNIFICATION OBLIGATION TO LENDER ARISING OUT OF OR BASED ON THE USE OF ANY PATENT RIGHTS FOLLOWING ANY ASSIGNMENT BY ANY ENTITY TO WHOM THE PATENT RIGHTS MAY BE SOLD, LICENSED OR TRANSFERRED TO BY OR ON BEHALF OF LENDER.

16.    NOTICES.

All notices and other communications which are required and may be provided pursuant to the terms of this Agreement shall be provided in the manner, to the addresses, and with the effect as set forth in the Loan Agreement.

17.    AMENDMENT AND WAIVER.

This Agreement may not be amended or modified orally, but only by an instrument in writing executed on behalf of the Assignors and the Lender and except as provided in Section 6.2 of this Agreement. The Lender shall not be deemed to have waived any right hereunder unless such waiver shall be in writing and signed by the Lender. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

18.    GOVERNING LAW; CONSENT TO FORUM; WAIVERS; SERVICE OF PROCESS.

(a)    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.

(b)    CONSENT TO FORUM. EACH ASSIGNOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH ASSIGNOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

(c)    WAIVERS BY ASSIGNORS. To the fullest extent permitted by Applicable Law, each Assignor waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment (except notices expressly set forth in the Loan Documents), default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which an Assignor may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) except as expressly set forth in the Loan Documents, notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Assignor acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Assignors. Each Assignor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(d)    SERVICE OF PROCESS. ASSIGNORS IRREVOCABLY CONSENT TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

19.    COUNTERPARTS.

This Agreement may be executed and delivered in any number of counterparts. Each counterpart shall constitute an original, but all counterparts together shall constitute but one and the same agreement. This Agreement may be executed by facsimile signature or by other electronic means, such as portable document format (.pdf) or tagged image file format (TIFF), which shall constitute a legal and valid signature for purposes hereof.

20.     MISCELLANEOUS.

The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Assignors and their respective successors and assigns, and shall inure to the benefit of the Lender and its respective successors and assigns. In the event of any irreconcilable conflict between the provisions of this Agreement and the Loan Agreement, the provisions of the Loan Agreement shall control. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. The Assignors acknowledge receipt of a copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Patent Collateral Assignment and Security Agreement has been executed as of the day and year first above written.

ASSIGNORS:

PARTYLITE WORLDWIDE, LLC

By:_______________________________
Name: Michael S. Novins
Title: Vice President

CANDLE CORPORATION OF AMERICA

By:_________________________________
Name: Michael S. Novins
Title: Vice President

LENDER:

BANK OF AMERICA, N.A.

By:
Name:    Steven Blumberg
Title:    Senior Vice President

SCHEDULE A

Patents and Patent Applications

Owner	Patent	App./Reg. No.	Status
Candle Corporation of America	Pressure dispensable gelled fuel	06036639 4261700	Expired
Candle Corporation of America	Pressure dispensable gelled alcohol fuel	06070074 4365971	Expired
Candle Corporation of America	Candle lamp	07064446 D308252	Expired
Candle Corporation of America	Device for releasing a volatile medium	09766761 6613288	Registered
Candle Corporation of America	Bottle assembly with wick holder assembly	10199293 6619560	Registered
Candle Corporation of America	Votive candle	29116861 D442300	Registered
Candle Corporation of America	Jar lid	29125900 D449529	Registered
Candle Corporation of America	Candle cartridge	29131798 D448867	Registered
Candle Corporation of America	Candle cover	29187325 D495437	Registered
Candle Corporation of America	Candle cover	29187326 D495438	Registered
Candle Corporation of America	Candle cover	29203560 D504527	Registered
Candle Corporation of America	Chafer	29221901 D523285	Registered
Candle Corporation of America	Chafer	29221921 D522307	Registered
Candle Corporation of America	Jar	D244009	Expired

PartyLite	Container	29/509975	Application

PartyLite Worldwide, Inc.	Scented Oil Warmer	29362006 D637275	Registered
PartyLite Worldwide, Inc.	Container	29211492 D506275	Registered
PartyLite Worldwide, LLC	Warmers for scented oils	12782811 8,693,852	Registered

SCHEDULE B

Existing Licenses

None.

EXHIBIT 1

ASSIGNMENT OF PATENTS

WHEREAS, PartyLite Worldwide, LLC, a Delaware limited liability company (“PartyLite WW”) and Candle Corporation of America, a New York corporation (“Candle Corp” and together with, PartyLite WW, collectively, the “Assignors” and each an “Assignor”) have adopted and used and are using the patents identified on the Annex hereto, and are the owners of the patents and registrations of and pending registration applications for such patents in the United States Patent and Patent Office as identified on such Annex (the “Patents”); and

WHEREAS, Assignors and BANK OF AMERICA, N.A., a national banking association (the “Assignee”), have entered into that certain Patent Collateral and Assignment Agreement dated as of March 9, 2015 (the “Patent Agreement”), whereby Assignors have granted to Assignee a security interest in and to the Patents pursuant to the terms and conditions therein; and

WHEREAS, the Assignee is desirous of acquiring the patents and the registrations thereof and registration applications therefore.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Assignors do hereby assign, sell and transfer unto the Assignee all right, title and interest in and to the patents, together with (i) the registrations of and registration applications for the patents (and all divisions, continuations, continuations in part, reissues, substitutes and extensions thereof) and (ii) the goodwill of the business symbolized by and associated with the Patents and the registrations thereof, and (iii) the right to sue and recover for, and the right to profits or damages due or accrued arising out of or in connection with, any and all past, present or future infringements or dilution of or damage or injury to the patents or the registrations thereof or such associated goodwill.

This Assignment of Patents is intended to and shall take effect at such time as the Assignee shall complete this instrument by signing its acceptance of this Assignment of Patents below.

[Signature page follows.]

IN WITNESS WHEREOF, the Assignors and the Assignee, each by its duly authorized officer, have executed this assignment on this ____ day of _________, 20__.

ASSIGNORS:

PARTYLITE WORLDWIDE, LLC

By:_________________________
Name: Michael S. Novins
Title: Vice President

CANDLE CORPORATION OF AMERICA

By:___________________________
Name: Michael S. Novins
Title: Vice President

LENDER:

BANK OF AMERICA, N.A.

By:
Name:    Steven Blumberg
Title:    Senior Vice President

ANNEX

Patents and Patent Applications

Chart I: U.S. Patents Filed and Pending

Owner	Patent	App./Reg. No.	Status
Candle Corporation of America	Pressure dispensable gelled fuel	06036639 4261700	Expired
Candle Corporation of America	Pressure dispensable gelled alcohol fuel	06070074 4365971	Expired
Candle Corporation of America	Candle lamp	07064446 D308252	Expired
Candle Corporation of America	Device for releasing a volatile medium	09766761 6613288	Registered
Candle Corporation of America	Bottle assembly with wick holder assembly	10199293 6619560	Registered
Candle Corporation of America	Votive candle	29116861 D442300	Registered
Candle Corporation of America	Jar lid	29125900 D449529	Registered
Candle Corporation of America	Candle cartridge	29131798 D448867	Registered
Candle Corporation of America	Candle cover	29187325 D495437	Registered
Candle Corporation of America	Candle cover	29187326 D495438	Registered
Candle Corporation of America	Candle cover	29203560 D504527	Registered
Candle Corporation of America	Chafer	29221901 D523285	Registered
Candle Corporation of America	Chafer	29221921 D522307	Registered
Candle Corporation of America	Jar	D244009	Expired

PartyLite	Container	29/509975	Application

PartyLite Worldwide, Inc.	Scented Oil Warmer	29362006 D637275	Registered
PartyLite Worldwide, Inc.	Container	29211492 D506275	Registered
PartyLite Worldwide, LLC	Warmers for scented oils	12782811 8,693,852	Registered